Exhibit (15)




                                  June 5, 1996


Ohio Edison Company:

                  We are aware that Ohio Edison Company has incorporated by reference in this Registration Statement, Ohio Edison Company's Form 10-Q for the quarter ended March 31, 1996 which includes our report dated May 1, 1996 covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of this Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of said Act.

                                Very truly yours,


                               ARTHUR ANDERSEN LLP



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